Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Hamilton Bancorp, Inc.

We consent to the use of our report dated June 28, 2013, with respect to the consolidated statements of condition of Hamilton Bancorp, Inc. and Subsidiary (the Company) as of March 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended March 31, 2013, incorporated herein by reference.

/s/ Rowles & Company, LLP

Baltimore, Maryland
December 20, 2013